Exhibit 10.10

AMENDMENT NO. 1
TO
EMPLOYMENT AGREEMENT
(Mark Adamson)

This AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (“Amendment”) is made and entered into, effective as of         , 2010 (the “Effective Date”), by and between Mark Adamson (“Executive”) and Douglas Dynamics, Inc., a Delaware corporation (the “Company”).

WHEREAS, Executive and the Company are parties to that certain Employment Agreement dated as of August 27, 2007 (the “Employment Agreement”); and

WHEREAS, the Company and Executive wish to amend the Employment Agreement as provided for herein, effective as of the Effective Date, in order to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), and the rules and regulations promulgated thereunder.

NOW, THEREFORE, in consideration of the foregoing, the Employment Agreement is amended as follows, effective as of the date hereof:

1.                                       A new Section 13 is added as follows:

“Section 13.  Section 409A Compliance.

(a)   The parties agree that this Agreement is intended to comply with the requirements of Section 409A of the Code and the regulations and guidance promulgated thereunder (“Section 409A”) or an exemption from Section 409A.  The Company shall undertake to administer, interpret, and construe this Agreement in a manner that does not result in the imposition on Executive of any additional tax, penalty, or interest under Section 409A.

(b)   A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service,” and that is not exempt from Section 409A as involuntary separation pay or a short-term deferral (or otherwise), such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive or

(ii) the date of Executive’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Subsection 13(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum without interest, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)   With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, all such payments shall be made on or before the last day of calendar year following the calendar year in which the expense occurred.”

2.             Except as expressly provided herein, the provisions of the Employment Agreement shall remain in full force and effect and are hereby ratified and confirmed.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of the date first written above.

DOUGLAS DYNAMICS, INC.

By:
Name:
Title:

EXECUTIVE

Mark Adamson